  Exhibit 99.1

For Immediate Release

LightPath Appoints Mobile Technology Veteran Eric Creviston to Board of Directors

ORLANDO, FL – March 9, 2021 - LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company” or “we”), a leading vertically integrated global manufacturer and integrator of proprietary optical and infrared components and high-level assemblies, today announced the appointment of Mr. Eric Creviston to its Board of Directors (the “Board”), effective March 4, 2020. Mr. Creviston will serve as a Class II director, filling the vacancy created by Dr. Stephen Brueck’s recent retirement. Mr. Creviston is currently Corporate Vice President and President of the Mobile Products group of Qorvo Inc. (NASDAQ: QRVO) (“Qorvo”), which develops and commercializes worldwide semiconductor products and software for advanced wireless and wired technologies.

Mr. Robert Ripp, Chairman of LightPath, commented, “With the appointment of a new Chief Executive Officer just about one year ago and the implementation of a new strategic direction underway, we are pleased to include Eric as a director on the LightPath Board. Throughout a career spanning nearly three decades in the wireless and mobile technology industry, Eric's experience includes successfully scaling growth through product innovation and international market expansion, organizational change management, and strategies to deliver operational excellence. Eric also has been deeply involved in assessing strategic plans and identifying and integrating new potential growth opportunities into an organization. Eric's experiences and attributes align with LightPath’s new solutions-oriented strategic direction, and we look forward to his participation and perspective during our Board discussions to facilitate the pace of change within LightPath.”

Mr. Creviston received a Master’s degree in Electrical and Electronics Engineering from the University of Illinois. He has served as Corporate Vice President and President of Mobile Products for Qorvo since January 2015. Prior to that, he served as the Corporate Vice President and President of Cellular Products Group for RF Micro Devices, Inc. (“RFMD”) from August 2007 to January 2015. From May 2002 to August 2007, he served as Corporate Vice President of Cellular Products Group (previously known as Wireless Products until 2004), for RFMD.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the expected effects on the Company’s business from the COVID-19 pandemic. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Report on Form 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Investor Relations Contact:
Jordan Darrow
Darrow Associates
Tel: 512-551-9296
jdarrow@darrowir.com